Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated July 25, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PJ64

Principal Amount (in Specified Currency): $254,000,000
Issue Price: 100%
Trade Date: July 25, 2007
Original Issue Date: July 30, 2007
Stated Maturity Date: July 31, 2008

Initial Interest Rate: The Federal Funds Rate with respect to July 30, 2007 plus 0.055%
Interest Payment Period: Quarterly
Interest Payment Dates: October 31, 2007, January 31, 2008, April 30, 2008 and at Maturity

Net Proceeds to Issuer: $253,974,600
Agents' Discount or Commission: 0.01%
Agents: J.P. Morgan Securities Inc.
		  Loop Capital Markets, LLC
Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.055%
Spread Multiplier: Not Applicable
Index Maturity: Not Applicable
Index Currency: Not Applicable
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: July 31, 2007
Interest Rate Reset Period: Daily
Interest Reset Dates: Each Business Day
Interest Determination Date: The same Business Day as the related
Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Interest

	Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest
Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest
Payment Date (including the Stated Maturity Date).


Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. ("JP Morgan"), Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation (the "Distribution Agreement"), JP Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell $250,000,000 in principal amount of the Notes at 100% of their principal amount.

	Under the terms of and subject to the conditions of an Appointment Agreement dated April 26, 2006 and an Appointment Agreement
Confirmation dated July 25, 2007 (collectively, the "Appointment
Agreement") between TMCC and Loop Capital Markets, LLC ("Loop
Capital"), Loop Capital, acting as principal, has agreed to purchase and TMCC has agreed to sell $4,000,000 in principal amount of the Notes at 100% of their principal amount.

	JP Morgan and Loop Capital may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

	Under the terms and conditions of the Distribution Agreement and the Appointment Agreement, the obligations of JP Morgan and Loop
Capital to purchase the Notes are several and not joint, and in the event of a default by any of JP Morgan or Loop Capital, TMCC will issue the notes to the other dealer and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement and the Appointment Agreement, each of JP
Morgan and Loop Capital is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.








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jpmmtn48.doc



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jpmmtn48.doc